UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Nuveen Global High Income Fund (JGH)
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Nuveen Global High Income Fund Letter to Shareholders

Your Fund Has Consistently Delivered on Its Stated Investment Objective of Providing You

High Current Income

Saba’s Actions May Force You to Seek a New Source of High Current Income

Vote on the WHITE Proxy Card Today “FOR ALL” the Fund’s Experienced Nominees

March 23, 2021

Dear Shareholder,

As our April 6th annual meeting approaches, it is critical for you to have the facts you need to make an informed decision about the future of your Fund.

As a reminder, your Fund’s experienced, entirely independent Board of Trustees unanimously recommends that you:

•

Vote on the WHITE proxy card “FOR ALL” of your Board’s nominees—Jack B. Evans, Albin F. Moschner and Matthew Thornton III— a team of highly qualified, experienced Trustees, bringing superior closed-end fund experience and a strong track record of responsible, independent governance in the oversight of your Fund.

•	Do not support a proposal from Saba to pack the Board with its hand-picked nominees who lack any relevant closed-end fund experience and are beholden to Saba and its short-term interests.

In making this important decision, I urge you to consider the following:

•

Your Fund has consistently delivered on its investment objective of paying meaningfully higher distributions[1] as compared to the income return its benchmark (Bloomberg Barclays Global High Yield Hedged Index), while also delivering attractive total returns.

•	The Fund’s Board has implemented a new level distribution policy[2] and a resulting 32% increase in the Fund’s distribution rate, designed to help support the Fund’s secondary market price.

1 As of 2/28/2021

2 In any monthly period, in order to maintain its level distribution amount, the Fund may pay out more or less than its net investment income during the period. As a result, distribution sources may include net investment income, realized gains and return of capital. If a Fund’s distribution includes anything other than net investment income, the Fund will provide a notice of its best estimate of the distribution sources at that time. These estimates may not match the final tax characterization (for the full year’s distributions) contained in shareholders’ 1099-DIV forms delivered after the end of the calendar year.

•

Based on the Fund’s track record to date, and under the leadership of the current Trustees, the Fund is well positioned to continue its pursuit of its investment objective of providing investors with high current income over the coming year.

A vote for Saba’s proposal could have negative consequences. Saba’s actions could include the possible liquidation of your Fund, which would require you to seek an alternative investment to replace the monthly distributions you receive from your Fund. A liquidation could also result in negative tax consequences for you. Do not let Saba, which is nothing more than a self-interested hedge fund with a history of exploiting closed-end funds at shareholder expense, put your investment and opportunity for future returns at risk.

We urge you to review our proxy materials, which outline why we believe your Board’s nominees deserve your vote. Voting takes just a few minutes and can be done online, by phone or mail by following the instructions on the WHITE proxy card.

Saba may contact you by mail to solicit your vote. Please do not mail in the gold proxy card sent to you by the Saba hedge fund or any proxy card other than the WHITE proxy card.

Thank you for your continued support.

Sincerely,

Terence J. Toth

Chair of the Board of Trustees

Nuveen Global High Income Fund

If you have any questions, please call the Fund’s proxy solicitor, Georgeson LLC, toll-free at 866-431-2108.